Filed Pursuant to Rule 424(b)(5)
Registration No. 333-266405

Prospectus Supplement
September 6, 2023
(To Prospectus Dated July 29, 2022)

89,490,000 Common Shares

Enbridge Inc. (the “Corporation”) is offering 89,490,000 common shares (“Common Shares”) (such offered Common Shares, together with the Common Shares issuable upon exercise of the Over-Allotment Option (as defined below), the “Offered Shares”) in this offering (the “Offering”) at an offering price per Offered Share of $44.70.

The Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “ENB”. On September 5, 2023, the closing price of the Common Shares was $48.16 per Common Share on the TSX and was US$35.29 per Common Share on the NYSE.

On September 5, 2023, we entered into definitive agreements to acquire three U.S.-based natural gas utilities from Dominion Energy, Inc. for an aggregate purchase price of approximately US$14.0 billion ($19.0 billion), consisting of approximately US$9.4 billion ($12.8 billion) of cash consideration and approximately US$4.6 billion ($6.3 billion) of assumed debt, subject to customary closing adjustments (collectively, the “Acquisitions”). The closings of the Acquisitions are subject to the satisfaction of customary closing conditions, including review and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain state regulatory approvals in the jurisdictions in which the utilities operate. See “Summary—Recent Developments” for more information.

We expect to use the net proceeds from the Offering, together with the net proceeds from future financings and/or asset sales, and, if necessary, cash on hand or other immediately available funds, to finance a portion of the aggregate purchase price for the Acquisitions and any adjustments thereto and to pay related fees and expenses of the Offering and the Acquisitions. See “Summary—Recent Developments.”

The Offering is being made concurrently in Canada under the terms of a prospectus supplement to a short form base shelf prospectus filed with the securities commissions or similar authorities in each of the provinces of Canada. Neither this prospectus supplement nor the accompanying prospectus constitutes a prospectus under Canadian securities laws and therefore does not qualify the Offered Shares in Canada.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated and organized under the laws of Canada, that some or all of our officers and directors are residents of Canada, that some or all of the underwriters or experts named in this prospectus supplement or the accompanying prospectus are residents of Canada, and that all or a substantial portion of our assets and said persons are located outside the United States.

Investing in the Offered Shares involves certain risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Price to the Public	Underwriting Commission(1)	Net Proceeds to the Corporation(2)
Per Offered Share	$44.70	$1.453	$43.247
Total	$4,000,203,000	$130,028,970	$3,870,174,030

_____________

(1)  In consideration for the services of the underwriters in connection with the Offering, the Corporation will pay the underwriters a fee of $1.453 per Offered Share issued and sold by the Corporation as part of the Offering. See “Underwriting.”

(2)  Before deducting the estimated expenses of the Offering of approximately $2.5 million.

We have granted the underwriters an option (the “Over-Allotment Option”) to purchase up to 13,423,500 additional Common Shares on the same terms set forth above, exercisable in whole or in part, from the date of this prospectus supplement to the date 30 days after the closing of the Offering, to cover over-allotments, if any.

The underwriters expect to deliver the Offered Shares to purchasers on or about September 8, 2023.

Joint Book-Running Managers

RBC Capital Markets		Morgan Stanley

BMO Capital Markets	CIBC Capital Markets	National Bank Financial Markets	Scotiabank	TD Securities

Co-Managers

Barclays	Citigroup	Deutsche Bank Securities	J.P. Morgan	BofA Securities

Mizuho	Wells Fargo Securities	ATB Capital Markets	Desjardins Capital Markets	HSBC

The date of this prospectus supplement is September 6, 2023.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

S-i

IMPORTANT NOTICE

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Offered Shares. The accompanying prospectus, dated July 29, 2022, is referred to as the “prospectus” in this prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer of the Offered Shares in any jurisdiction where the offer is not permitted. You should bear in mind that although the information contained in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus is intended to be accurate as of the date on the front of such documents such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this prospectus supplement or the accompanying prospectus and by any amendments to the prospectus or subsequently filed prospectus supplements.

To the extent there is a conflict between the information contained in this prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement or such free writing prospectus, as the case may be. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

In this prospectus supplement, all capitalized terms and acronyms used and not otherwise defined herein have the meanings provided in the prospectus. In this prospectus supplement, the prospectus and any document incorporated by reference, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or “$” or “CDN$”. “U.S. dollars” or “US$” means the lawful currency of the United States. Unless otherwise indicated, all financial information included in this prospectus supplement, the prospectus and any document incorporated by reference is determined using U.S. GAAP. “U.S. GAAP” means generally accepted accounting principles in the United States. Except as set forth under “Description of Share Capital” and unless otherwise specified or the context otherwise requires, all references in this prospectus supplement, the prospectus and any document incorporated by reference to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries.

NON-GAAP MEASURES

This prospectus supplement makes reference to non-GAAP and other financial measures, including adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), adjusted earnings per share and distributable cash flow per share. We believe the presentation of these metrics gives useful information to investors and shareholders as they provide increased transparency and insight into our performance. Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. We use EBITDA and adjusted EBITDA to set targets and to assess our performance and the performance of our business units. Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and non-controlling interests on a consolidated basis. We use adjusted earnings per share to assess our performance. Distributable cash flow is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to non-controlling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, infrequent or other non-operating factors. We also use distributable cash flow per share to assess our performance and to set our dividend payout target.

The non-GAAP measures described above are not measures that have standardized meaning prescribed by U.S. GAAP and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

CANADIAN PROSPECTUS

The Offering is being made concurrently in the United States pursuant to this prospectus supplement and the accompanying base prospectus and in Canada pursuant to a prospectus supplement to a short form base shelf prospectus filed with the securities commissions or similar authorities in each of the provinces of Canada. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the Canadian prospectus supplement and short form base shelf prospectus. Neither this prospectus supplement nor the accompanying prospectus constitutes a prospectus under Canadian securities laws and therefore does not qualify the Offered Shares in Canada.

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WHERE YOU CAN FIND MORE INFORMATION

The Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). Such reports and other information are available on the SEC’s website at www.sec.gov and the Corporation’s website at www.enbridge.com. The information contained on or accessible from the Corporation’s website does not constitute a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein. Prospective investors may read and download the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to certain securities, including the Offered Shares. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all the information in the Registration Statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the Registration Statement through the SEC’s website.

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DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC. This means that we can disclose important information to you by referring to those documents and later information that we file with the SEC. The information that we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the U.S. Exchange Act until the termination of the offering under this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 10, 2023, as amended by Amendment No. 1 on Form 10-K/A, filed on March 6, 2023;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 5, 2023, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 4, 2023;

•	Our Current Reports on Form 8-K (or Form 8-K/A) filed on March 6, 2023, March 8, 2023, March 15, 2023, March 20, 2023, May 4, 2023, May 8, 2023 (as amended on August 4, 2023), July 28, 2023 and September 5, 2023 (Item 1.01 only); and

•	The description of our Common Shares in our Registration Statement on Form 8-A (Registration Statement No. 001-15254) filed on April 20, 2018, as updated by the description of our Common Shares included in Exhibit 4.9 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 14, 2020, together with any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained therein or herein or in a document incorporated or deemed to be incorporated by reference therein or herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference therein or herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

Copies of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) may be obtained on request without charge from the Corporate Secretary of Enbridge Inc., Suite 200, 425 – 1st Street S.W., Calgary, Alberta, Canada T2P 3L8 (telephone 1-403-231-3900). Documents that we file with or furnish to the SEC are also available on the SEC’s website at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this prospectus supplement.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The prospectus and this prospectus supplement, including the documents incorporated by reference into the prospectus and this prospectus supplement, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Exchange Act, and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). This information has been included to provide readers with information about the Corporation and its subsidiaries and affiliates, including management’s assessment of the Corporation’s and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in the prospectus and this prospectus supplement include, but are not limited to, statements with respect to the following: the characteristics, value drivers and anticipated benefits (including expected accretion to our distributable cash flow per share and adjusted earnings per share) of the Acquisitions on a standalone and combined post-Acquisitions basis, including those described under “Recent Developments—Benefits of the Acquisitions”; the Corporation’s corporate vision and strategy, including strategic priorities and enablers; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (“NGL”), liquified natural gas (“LNG”) and renewable energy; energy transition and lower-carbon energy, and our approach thereto; environmental, social and governance goals, practices and performance; industry and market conditions; anticipated utilization of the Corporation’s assets; dividend growth and payout policy; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected strategic priorities and performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution and Storage, Renewable Power Generation and Energy Services businesses; expected costs, benefits and in-service dates related to announced projects and projects under construction; expected capital expenditures; investable capacity and capital allocation priorities; share repurchases under our normal course issuer bid; expected equity funding requirements for the Corporation’s commercially secured growth program; expected future growth, development and expansion opportunities; expected optimization and efficiency opportunities; expectations about the Corporation’s joint venture partners’ ability to complete and finance projects under construction; our ability to complete the Acquisitions and successfully integrate the Gas Utilities (as defined herein) without material delay, material changes in terms, higher than anticipated costs or difficulty or loss of key personnel; expected closing of other acquisitions and dispositions and the timing thereof; expected benefits of transactions, including the Acquisitions; expected future actions of regulators and courts, and the timing and impact thereof; toll and rate cases discussions and proceedings and anticipated timeline and impact therefrom, including Mainline System Tolling and those relating to the Gas Transmission and Midstream and Gas Distribution and Storage businesses; operational, industry, regulatory, climate change and other risks associated with our businesses; the Offering, including the closing date thereof and the expected use of proceeds, and the other sources we expect to use to finance the remainder of the aggregate purchase price for the Acquisitions and the timing thereof; and our assessment of the potential impact of the various risk factors identified in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Although the Corporation believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of, demand for, export of and prices of crude oil, natural gas, NGL, LNG and renewable energy; anticipated utilization of assets; exchange rates; inflation; interest rates; availability and price of labor and construction materials; the stability of the Corporation’s supply chain; operational reliability; maintenance of support and regulatory approvals for the Corporation’s projects; anticipated in-service dates; weather; the timing, terms and closing of acquisitions and dispositions, including the Acquisitions, and of the Offering; the realization of anticipated benefits of transactions; governmental legislation; litigation; estimated future dividends and impact of the Corporation’s dividend policy on its future cash flows; the Corporation’s credit ratings; capital project funding; hedging program; expected earnings before interest, income taxes, and depreciation and amortization; expected earnings/(loss); expected future cash flows; and expected distributable cash flow. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Corporation’s services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which the Corporation operates and may impact levels of demand for the Corporation’s services and cost of inputs, and are therefore inherent in all forward-looking statements. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; and the impact of weather and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes.

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The Corporation’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of the Corporation’s strategic priorities; operating performance; legislative and regulatory parameters; litigation; acquisitions (including the Acquisitions), dispositions and other transactions and the realization of anticipated benefits therefrom; the Offering; operational dependence on third parties; dividend policy; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; public opinion; changes in tax laws and tax rates; exchange rates; inflation; interest rates; commodity prices; access to and cost of capital; political decisions; global geopolitical conditions; and the supply of, demand for and prices of commodities and other alternative energy, including but not limited to those risks and uncertainties discussed in the prospectus, this prospectus supplement and in documents incorporated by reference into the prospectus and this prospectus supplement. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and the Corporation’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, the Corporation assumes no obligation to publicly update or revise any forward-looking statement made in the prospectus and this prospectus supplement or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to the Corporation or persons acting on the Corporation’s behalf, are expressly qualified in their entirety by these cautionary statements.

For more information on forward-looking statements, the assumptions underlying them, and the risks and uncertainties affecting them, see “Note Regarding Forward-Looking Statements” in the prospectus and “Risk Factors” in this prospectus supplement and the prospectus.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Offered Shares. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and in particular the section entitled “Risk Factors” of this prospectus supplement and in such incorporated documents, as well as our consolidated financial statements, incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully.

The Corporation

Enbridge is a leading North American energy infrastructure company. The Corporation’s core businesses include Liquids Pipelines, which consists of pipelines and terminals in Canada and the United States that transport and export various grades of crude oil and other liquid hydrocarbons; Gas Transmission and Midstream, which consists of investments in natural gas pipelines and gathering and processing facilities in Canada and the United States; Gas Distribution and Storage, which consists of natural gas utility operations that serve residential, commercial and industrial customers in Ontario and Québec; and Renewable Power Generation, which consists primarily of investments in wind and solar assets, as well as geothermal, waste heat recovery and transmission assets, in North America and Europe.

Enbridge is a public company, with Common Shares that trade on the Toronto Stock Exchange and the New York Stock Exchange under the symbol “ENB”. The Corporation was incorporated under the Companies Ordinance of the Northwest Territories on April 13, 1970 and was continued under the Canada Business Corporations Act on December 15, 1987. Enbridge’s principal executive offices are located at Suite 200, 425 – 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

Recent Developments

On September 5, 2023, we entered into three separate definitive agreements (each, a “Purchase and Sale Agreement,” and, collectively, the “Dominion Agreements”) with Dominion Energy, Inc. (“Dominion”) to acquire from Dominion all of the outstanding equity interests of:

•	Dominion Energy Questar Corporation, Dominion Energy Gas Distribution, LLC, The East Ohio Gas Company and DEO Alternative Fuel, LLC (collectively, “EOG”);

•	Questar Gas Company (“Questar Gas”), Wexpro Company, Wexpro II Company, Wexpro Development Co. and Dominion Energy Wexpro Services Co. (collectively, the “Wexpro Companies”), and each of Dominion Gas Projects Co., LLC and Questar InfoComm Inc. (collectively with Questar Gas and the Wexpro Companies, “Questar”); and

•	Public Service Company of North Carolina, Incorporated (“PSNC”) (together with EOG and Questar, the “Gas Utilities” and, the transactions contemplated by the Dominion Agreements, the “Acquisitions”).

Individually, the purchase price for EOG is approximately US$6.6 billion ($9.0 billion), Questar is approximately US$4.3 billion ($5.8 billion) and PSNC is approximately US$3.1 billion ($4.3 billion), resulting in an aggregate cash purchase price of approximately US$9.4 billion ($12.8 billion) for all three Acquisitions and implying a total enterprise value of approximately US$14.0 billion ($19.0 billion), based on the expected total debt at the Gas Utilities of approximately US$4.6 billion ($6.3 billion) as of December 31, 2023 to be assumed by the Corporation. Solely for purposes of describing the purchase price and assumed debt for the Acquisitions in this prospectus supplement, the Canadian dollar amount equivalents shown in parentheses are converted based on an exchange rate of US$1.00 per $1.36, which was the exchange rate published by Thomson Reuters on September 1, 2023; this exchange rate is merely intended to be representative and may change by the time of the closings of the Acquisitions. The purchase price for each of the Gas Utilities will be subject to customary post-closing adjustments, including adjustments for cash, indebtedness, net working capital, capital expenditures and net regulatory assets and liabilities, each of which will be calculated in accordance with a defined accounting methodology. The Acquisitions, which are not cross-conditioned on one another and are not subject to a financing condition (including completion of the Offering), are anticipated to close in 2024, subject to the satisfaction of customary conditions, including review and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and by the Committee on Foreign Investment in the United States and certain state regulatory approvals in the jurisdictions in which the Gas Utilities operate.

Benefits of the Acquisitions

We believe the Gas Utilities represent high-quality, growing natural gas utilities that will complement the services provided by our existing North American natural gas network. Natural gas utilities, such as the Gas Utilities, have long useful asset lives because they are critical infrastructure for providing safe, reliable and affordable energy. Upon the closings of the Acquisitions, we will add natural gas utility operations in Ohio, North Carolina, Utah, Idaho and Wyoming, representing a significant presence in the U.S. utility sector. The Gas Utilities fit within our long held investor proposition of low-risk businesses with predictable cash flow growth and strong overall returns.

Specific potential benefits of the Acquisitions include:

•	The Gas Utilities operate in jurisdictions that have transparent and constructive regulatory regimes that preserve customer choice to consume natural gas and have attractive growth capital plans and programs to recover certain costs related to capital investments.

•	The Gas Utilities have strong teams with decades of operational experience, pipeline integrity programs in place to improve safety, reliability and asset performance and low-carbon and other environmental, social and governance initiatives, which align similarly with our core values.

•	We expect that, if completed, the Acquisitions would diversify our business by expanding our low-risk utility business, nearly doubling the size of our existing Gas Distribution & Storage business; balance our earnings mix to approximately 50% Natural Gas & Renewables and 50% Liquids (compared to approximately 43% Natural Gas & Renewables and 57% Liquids currently); improve our commercial profile and enhance our overall cash flow by providing additional regulated utility earnings; provide attractive long-term investment opportunities; and create North America’s largest natural gas utility platform with a rate base of over $27 billion and approximately 7,000 employees, delivering approximately 9.3 billions of cubic feet (“bcf”) of natural gas per day to approximately 7 million customers.

•	We believe that, if completed, the Acquisitions would be accretive to our distributable cash flow per share and adjusted earnings per share in the first full fiscal year of ownership following the closing of the Acquisitions, which is expected to increase over time, and would support growth in our adjusted EBITDA, distributable cash flow and dividends over the near- and medium-term.

Description of the Gas Utilities

The following table provides a summary of certain information regarding EOG, Questar and PSNC, including their locations served, numbers of customers, facilities, state regulators, rate bases (amounts on which they earn a return), authorized returns on equity and authorized equity levels:

Entity	Location(s) Served	Customers	Infrastructure	State Regulator	Rate Base (2022a)(1)	Authorized Return on Equity(1)	Authorized Equity Level(1)
EOG	Ohio	Over 1.2 million	Approximately 22,000 miles of transmission, gathering and distribution pipelines 40 interconnects with nine interstate natural gas pipelines Approximately 60 bcf of storage	Public Utilities Commission of Ohio	$6.0 billion	10.38%	51.34%
Questar	Utah Southwestern Wyoming Southeastern Idaho (small portion)	Approximately 1.2 million(2)	Over 21,000 miles of distribution and transmission pipelines	Utah Public Service Commission Wyoming Public Service Commission Idaho Public Utilities Commission	$3.9 billion	9.6%(3)	51.1%(3)
PSNC	North Carolina	Over 600,000(4)	Over 13,000 miles of pipeline	North Carolina Utilities Commission	$2.6 billion	9.6%	51.6%

(1)	Approximate figures. EOG’s next rate case is expected to be filed in October 2023, with new rates effective in 2025. Questar’s next rate case order is expected to occur in 2025, with new rates effective in 2026. PSNC’s last rate case order was in January 2022, and the next one is scheduled for 2027, with new rates effective in 2028.

(2)	Questar experienced a five-year average annual customer growth rate of 2.6% from 2017 to 2022.

(3)	Reflects the weighted average of Utah and Wyoming: Utah has a 9.6% authorized return on equity and a 51% authorized equity level, and Wyoming has a 9.35% authorized return on equity and a 55% authorized equity level.

(4)	PSNC experienced a five-year average annual customer growth rate of 2.5% from 2017 to 2022.

Questar also includes the Wexpro Companies, which develop and produce natural gas, which is then sold to Questar Gas at the cost of service pursuant to a regulated supply agreement, which currently permits the Wexpro Companies to provide up to 65% of Questar’s total natural gas supply.

Financing of the Acquisitions

We expect to use the net proceeds from the Offering, together with the net proceeds from future financings and/or asset sales, and, if necessary, cash on hand or other immediately available funds, to finance a portion of the aggregate purchase price for the Acquisitions and any adjustments thereto and to pay related fees and expenses for the Offering and the Acquisitions. The Offering is not conditioned upon, and will be consummated before, the closing of the Acquisitions. See “Use of Proceeds” for more information regarding our expected use of the net proceeds from the Offering and the other sources we expect to rely on to finance the purchase price for the Acquisitions.

Although we do not expect to use borrowings under the Bridge Facility to fund any portion of the aggregate purchase price for the Acquisitions, to the extent we do not finance any part of the aggregate purchase price through other means, we may borrow under the Bridge Facility. See “Use of Proceeds” and “Description of Certain Indebtedness—Bridge Facility.”

The Offering

Common Shares offered	89,490,000 Common Shares

Common Shares outstanding after the Offering(1)	2,112,150,598 Common Shares (2,125,574,098 Common Shares if the underwriters exercise the Over-Allotment Option in full).

Over-Allotment Option	We have granted the underwriters an option to purchase up to 13,423,500 additional Common Shares, exercisable in whole or in part, from the date of this prospectus supplement to the date 30 days after the closing of the Offering, to cover over-allotments, if any.

Use of proceeds

We estimate that the net proceeds to us from the Offering, after deducting the underwriting commission and estimated offering expenses payable by us, assuming that the underwriters do not exercise the Over-Allotment Option, will be approximately $3.9 billion, based on the public offering price of $44.70 per Offered Share.

We intend to use the net proceeds from the Offering of approximately $3.9 billion, together with net proceeds from future financings and/or asset sales, as described in “Use of Proceeds,” together with, if necessary, cash on hand or other immediately available funds, to finance a portion of the aggregate purchase price for the Acquisitions and any adjustments thereto and to pay related fees and expenses of the Offering and the Acquisitions. However, these sources are subject to change, based on market conditions and other factors.

Pending completion of the Acquisitions, which we anticipate will occur in 2024, we may use all or a portion of the net proceeds of the Offering to reduce our existing short-term indebtedness and/or may invest a portion of the net proceeds of the Offering in deposit accounts, money market funds, U.S. government sponsored enterprise obligations and corporate obligations. The consummation of any of the Acquisitions is not contingent upon the consummation of the Offering, and the Offering is not contingent upon the consummation of any of the Acquisitions. In the event that any or all of the Acquisitions are not completed, we may use the net proceeds from the Offering to reduce our existing indebtedness, finance future growth opportunities including acquisitions, finance our capital expenditures or for other general corporate purposes.

See “Use of Proceeds” for additional information.

Risk Factors	Investing in the Offered Shares involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and Part I, Item 1A “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a discussion of factors that you should refer to and carefully consider before deciding to invest in the Offered Shares.

NYSE symbol	ENB

(1)            The number of Common Shares that will be outstanding after the Offering is based on 2,022,660,598 Common Shares outstanding as of August 31, 2023.

RISK FACTORS

You should consider carefully the following risks and other information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in the Offered Shares. In particular, we urge you to consider carefully the following risk factors, as well as the risk factors set forth under the heading “Item 1A. Risk Factors” in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, incorporated by reference into this prospectus supplement and the accompanying prospectus. The following risks and uncertainties as well as risks and uncertainties presently unknown to us could materially and adversely affect our financial condition and results of operations. In that event, the value of our Common Shares may be adversely affected.

Risks Related to the Acquisitions

One or all of the Acquisitions may not occur on the terms contemplated in the applicable Purchase and Sale Agreement or at all, or may not occur within the expected time frame, which may negatively affect the benefits we expect to obtain from the Acquisitions.

The consummation of the Offering is not conditioned upon the completion of any of the Acquisitions. Accordingly, we cannot provide any assurance that the Acquisitions will be completed in the manner, on the terms and on the time frame currently anticipated, or at all. Completion of each of the Acquisitions is subject to the satisfaction or waiver of a number of conditions as set forth in the applicable Purchase and Sale Agreement that are beyond our control and may prevent, delay or otherwise materially adversely affect its completion. Any delay in completing any or all of the Acquisitions may adversely affect the other benefits that we expect to achieve from the Acquisitions. Accordingly, your purchase of the Common Shares in the Offering may be an investment in the Corporation on a stand-alone basis without the anticipated benefits of the Acquisitions. If any or all of the Acquisitions are completed but not within the expected time frame, such delay could result in additional transaction costs, loss of expected cash flow from the Gas Utilities or other effects associated with uncertainty about the Acquisitions. See “Summary—Recent Developments.”

We intend to use the net proceeds from the Offering to fund a portion of the aggregate purchase price payable for the Acquisitions. However, the Offering is not conditioned upon the closing of any of the Acquisitions, and we will have broad discretion to determine alternative uses of the proceeds.

As described under “Use of Proceeds,” we intend to use the net proceeds from the Offering to fund a portion of the aggregate purchase price for the Acquisitions. However, the Offering is not conditioned upon the closing of any of the Acquisitions. If any or all of the Acquisitions are not consummated, we will have broad discretion in the application of the net proceeds from the Offering, such as using the net proceeds from the Offering to reduce our existing indebtedness, finance future growth opportunities, including acquisitions, finance our capital expenditures or for other general corporate purposes, and purchasers of our Common Shares in the Offering will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately.

We may fail to realize the anticipated benefits of the Acquisitions.

The success of the Acquisitions will depend on, among other things, our ability to integrate the Gas Utilities into our business in a manner that facilitates growth opportunities and achieves anticipated benefits of the Acquisitions, including those described under “Prospectus Summary—Recent Developments.” If we are not able to successfully achieve these objectives, the anticipated benefits of the Acquisitions may not be realized fully or at all or may take longer to realize than expected.

There is a significant degree of difficulty and management distraction inherent in the process of integrating an acquisition, including challenges consolidating certain operations and functions (including regulatory functions), integrating technologies, organizations, procedures, policies and operations, addressing differences in the business cultures of the Corporation and the Gas Utilities and retaining key personnel. The integration may be complex and time consuming and involve delays or additional and unforeseen expenses. The integration process and other disruptions resulting from the Acquisitions may also disrupt our ongoing business. Any failure to successfully or cost-effectively integrate the Gas Utilities following the closings of the Acquisitions could have a material adverse effect on our business and cause reputational harm. The anticipated benefits of the Acquisitions will be reduced if not all of the Acquisitions are consummated.

Although we expect the Acquisitions to be accretive to our distributable cash flow per share and adjusted earnings per share in the first full fiscal year of ownership following the closings of the Acquisitions and to increase over time, our expectations may not be realized on the anticipated timeline or at all. Any failure to realize the anticipated benefits of the Acquisitions, additional unanticipated costs or other factors, or the issuance of any additional Common Shares or securities convertible or exchangeable for Common Shares, could negatively impact our earnings or cash flows, decrease or delay any accretive or other beneficial effects of the Acquisitions and negatively impact the price of our Common Shares. In addition, the issuance of Common Shares in this Offering and any additional Common Shares to finance the remainder of the aggregate purchase price of the Acquisitions will be dilutive to our earnings per share over the near-term, which may negatively affect the market price of our Common Shares.

We may incur significant indebtedness to finance the Acquisitions.

As at June 30, 2023, the Corporation had approximately $72.5 billion (US$54.8 billion, based on an exchange rate on June 30, 2023 of US$1.00 per $1.3233 as published by Thomson Reuters), of outstanding long-term indebtedness, consisting of existing notes and indebtedness under our credit facilities. After completion of the Offering (assuming that the underwriters do not exercise the Over-Allotment Option), we will need to raise approximately $8.6 billion (US$6.5 billion, based on an exchange rate on June 30, 2023 of US$1.00 per $1.3233 as published by Thomson Reuters) to finance the unfunded portion of the aggregate purchase price for the Acquisitions and other related fees and expenses. We expect that a portion of such funds will be long-term indebtedness, which may include hybrid notes and senior notes. We may also incur additional indebtedness for other corporate purposes. Although we do not expect to use borrowings under the Bridge Facility to fund any portion of the aggregate purchase price for the Acquisitions, to the extent we do not finance any part of the aggregate purchase price through other means, we may borrow under the Bridge Facility, as a result of which we would become subject to the covenants set forth therein. See “Use of Proceeds” and “Description of Certain Indebtedness—Bridge Facility.” In addition, we plan to assume approximately US$4.6 billion ($6.3 billion, based on an exchange rate of US$1.00 per $1.36, which was the exchange rate published by Thomson Reuters on September 1, 2023) of indebtedness of the Gas Utilities.

This increased indebtedness will increase our borrowing costs, may have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and may result in a ratings downgrade of our debt securities (including prior to any borrowings under the Bridge Facility or future financings).

One or more of the Gas Utilities may have liabilities that are not known to us, and the indemnities in the applicable Purchase and Sale Agreement may not offer adequate protection.

In connection with the Acquisitions, we have agreed to assume certain liabilities of the Gas Utilities. In addition, there may be liabilities that we failed or were unable to discover in the course of performing due diligence investigations into the Gas Utilities, or we may not have correctly assessed the significance of certain liabilities of the Gas Utilities identified in the course of our due diligence. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations. To the extent we consummate the Acquisitions, we may learn additional information about the Gas Utilities as we integrate the entities and their businesses into our operations, such as unknown or contingent liabilities or issues relating to compliance with applicable laws, that could potentially have an adverse effect on our business, financial condition and results of operations.

Risks Related to the Offering and Ownership of our Common Shares

The price of our Common Shares may fluctuate significantly, and you could lose all or part of your investment.

The market price of our Common Shares may fluctuate due to a variety of factors relative to our business, including announcements of new developments, fluctuations in our operating results, sales of our Common Shares in the marketplace, failure to meet analysts’ expectations, changes in expectations as to our future financial performance, any public announcements made in regard to the Offering, the impact of various tax laws or rates and general market conditions, the operating and securities price performance of other companies that investors believe are comparable to us, or the worldwide economy. In recent years, stock markets have experienced significant price fluctuations, which have been unrelated to the operating performance of the affected companies. There can be no assurance that the market price of our Common Shares will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

Our ability to declare and pay dividends may be limited, and any return on investment may be limited to the value of our Common Shares.

Provisions of various trust indentures and credit arrangements to which we are a party restrict our ability to declare and pay dividends under certain circumstances and, if such restrictions apply, they may, in turn, have an impact on our ability to declare and pay dividends on our Common Shares.

Additionally, so long as any series of preference shares of the Corporation is outstanding, we are not permitted to declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Corporation’s preference shares) on our Common Shares or any other shares of the Corporation ranking junior to the preference shares with respect to the payment of dividends unless all dividends up to and including the dividends payable on the last preceding dividend payment dates on all preference shares then outstanding shall have been declared and paid or set apart for payment at the date of any such action. We are not restricted from issuing additional preference shares and may issue additional preference shares from time to time in the future.

We are not restricted from issuing additional Common Shares, and the issuance and sale of a substantial amount of additional Common Shares or other securities could dilute the ownership interest of existing holders of our Common Shares or depress the price of our Common Shares.

Except as described in this prospectus supplement or the accompanying prospectus, or in the documents incorporated by reference herein or therein, we are not restricted from issuing additional Common Shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Shares. We may issue our Common Shares or other securities from time to time as consideration for future acquisitions and investments in addition to funding a portion of the aggregate purchase price with the issuance of our Common Shares. If any such acquisition or investment is significant, the number of Common Shares, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial.

Future sales or the availability for sale of substantial amounts of our Common Shares (including in connection with an acquisition or investment) in the public market could adversely affect the prevailing market price of our Common Shares. In addition, the issuance of additional Common Shares or such other securities will dilute the ownership interest of the existing holders of our Common Shares. We cannot predict the size of future issuances of our Common Shares or the effect, if any, that future issuances and sales of our Common Shares will have on the market price of our Common Shares.

We are a holding company and as a result are dependent on our subsidiaries to generate sufficient cash and distribute cash to us.

We are holding company and, as a result, our ability to pay dividends or make payments on our indebtedness, fund our ongoing operations and invest in capital expenditures and any acquisitions will depend on our subsidiaries’ ability to generate cash in the future and distribute that cash to us. It is possible that our subsidiaries may not generate cash from operations in an amount sufficient to enable us to declare or pay dividends.

Our Common Shares are subordinate to all of our debts and liabilities and you could lose all or part of your investment.

Our Common Shares are equity capital of the Corporation which rank subordinate to debt and preference shares, if any, in the event of an insolvency or winding-up of the Corporation. If we were to become insolvent or be wound up, the Corporation’s assets would be used to pay liabilities and other debt before payments could be made on the preference shares, if any, and, subsequently, on the Common Shares.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of the Offered Shares will be approximately $3.9 billion, or approximately $4.5 billion if the underwriters exercise the Over-Allotment Option in full, based on the public offering price of $44.70 per Offered Share, after deducting the underwriting commission and estimated offering expenses payable by us.

We intend to use the net proceeds from the Offering of approximately $3.9 billion, together with net proceeds from future financings and/or asset sales, together with, if necessary, cash on hand or other immediately available funds, to finance a portion of the aggregate purchase price for the Acquisitions and any adjustments thereto and to pay related fees and expenses of the Offering and the Acquisitions. See “Summary—Recent Developments.” We expect our future financing sources may include issuances of hybrid notes, senior notes or Common Shares in at-the-market offerings. We may also reinstate our dividend reinvestment and share purchase plan to achieve potential savings in cash dividends. However, these sources are subject to change, based on market conditions and other factors. Although we do not expect to use borrowings under the Bridge Facility to fund any portion of the aggregate purchase price for the Acquisitions, to the extent we do not finance any part of the aggregate purchase price through other means, we may borrow under the Bridge Facility, as a result of which we would become subject to the covenants set forth therein. See “Description of Certain Indebtedness—Bridge Facility.”

Pending completion of the Acquisitions, we may use all or a portion of the net proceeds of the Offering to reduce our existing short-term indebtedness and/or may invest a portion of the net proceeds of the Offering in deposit accounts, money market funds, U.S. government sponsored enterprise obligations and corporate obligations. The consummation of any of the Acquisitions is not contingent upon the consummation of the Offering, and the Offering is not contingent upon the consummation of any of the Acquisitions. In the event that any or all of the Acquisitions are not completed, we may use the net proceeds from the Offering to reduce our existing indebtedness, finance future growth opportunities including acquisitions, finance our capital expenditures or for other general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of June 30, 2023:

•	on an actual basis; and

•	an as adjusted basis to give effect to our issuance and sale of 89,490,000 Offered Shares at the public offering price of $44.70 per Offered Share, after deducting the underwriting commission and estimated offering expenses payable by us. The as adjusted column assumes no exercise by the underwriters of the Over-Allotment Option.

You should read this table together with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and related notes thereto and the audited consolidated financial statements for the quarter ended June 30, 2023 and the related notes thereto in our Quarterly Report on Form 10-Q for the period ended June 30, 2023, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. All U.S. dollar amounts in the following table have been converted to Canadian dollars using the exchange rate on June 30, 2023 of US$1.00 per $1.3233 as published by Thomson Reuters.

	As of June 30, 2023
	Actual	As Adjusted for the Offered Shares

	(millions of dollars)
Cash and cash equivalents(1)	$1,030	$1,030
Long-term debt (excluding current portion)(2)(3)	72,530	72,530
Shareholders’ equity:
Preference shares	6,818	6,818
Common shares	64,694	68,562
Additional paid-in capital	291	291
Deficit	(13,746)	(13,746)
Accumulated other comprehensive income	2,561	2,561
Total Enbridge Inc. shareholders’ equity	60,618	64,486
Total capitalization	$133,148	$137,016

(1)	Cash and cash equivalents on an adjusted basis exclude the net proceeds from the Offering, which we may use to reduce our existing short-term indebtedness and/or invest in deposit accounts, money market funds, U.S. government sponsored enterprise obligations and corporate obligations. See “Use of Proceeds.”

(2)	As at June 30, 2023, long-term debt includes $9.5 billion of outstanding commercial paper borrowings and credit facility draws. Long-term debt on an as adjusted basis does not reflect the approximately US$4.6 billion ($6.3 billion, based on an exchange rate of US$1.00 per $1.36, which was the exchange rate published by Thomson Reuters on September 1, 2023) of outstanding debt of the Gas Utilities that we expect to assume in connection with closing of the Acquisitions, assuming all of the Acquisitions are consummated.

(3)	Does not reflect (i) the issuance by Enbridge Pipelines Inc. on August 17, 2023 of $350,000,000 aggregate principal amount of 5.82% unsecured medium term note debentures, (ii) the repayment by Enbridge Gas Inc., on July 5, 2023, of $100,000,000 aggregate principal amount of 6.05% unsecured medium term notes and, on July 10, 2023, of $250,000,000 aggregate principal amount of 3.79% unsecured medium term notes, and (iii) the repayment by Enbridge Pipelines Inc., on August 17, 2023, of $250,000,000 aggregate principal amount of 3.79% unsecured medium term note debentures.

DIVIDEND POLICY

We have paid Common Share dividends in every year since we became a publicly traded company in 1953. In November 2022, we announced a 3.2% increase in our quarterly dividend to $0.88750 per Common Share, or $3.55 annualized, effective with the dividend payable on March 1, 2023. For the years ended December 31, 2022 and 2021, total dividends paid were $7.0 billion and $6.8 billion, respectively, all of which were paid in cash and reflected in financing activities.

DESCRIPTION OF SHARE CAPITAL

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships or joint venture interests. The following sets forth the terms and provisions of the existing capital of the Corporation. The following description is subject to, and qualified by reference to, the terms and provisions of the Corporation’s articles and by-laws. The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of preference shares, issuable in series.

Common Shares

General

Each Common Share of the Corporation entitles the holder to one vote for each Common Share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any preference shares, and to participate ratably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares.

Under the dividend reinvestment and share purchase plan of the Corporation, which was suspended effective November 2, 2018 but may be reinstated by the Corporation in the future, subject to compliance with applicable securities laws, registered shareholders may reinvest their dividends in additional Common Shares of the Corporation or make optional cash payments to purchase additional Common Shares, in either case, free of brokerage or other charges.

The registrar and transfer agent for the Common Shares in Canada is Computershare Trust Company of Canada at its principal transfer offices in Calgary, Alberta and Toronto, Ontario. The co-registrar and co-transfer agent for the Common Shares in the United States is Computershare Trust Company, N.A. at its principal offices in Canton, Massachusetts and Jersey City, New Jersey.

Shareholder Rights Plan

The Corporation has a shareholder rights plan (the “Shareholder Rights Plan”) that is designed to encourage the fair treatment of shareholders in connection with any take-over bid for the Corporation. Rights issued under the Shareholder Rights Plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation’s outstanding Common Shares without complying with certain provisions set out in the Shareholder Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase Common Shares of the Corporation at a 50% discount to the market price at that time. For further particulars, please refer to the Shareholder Rights Plan, filed as Exhibit 4.12 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is herein incorporated by reference.

Preference Shares

Shares Issuable in Series

The preference shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of the Corporation shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Corporation, determine the designation, rights, privileges, restrictions and conditions to be attached to the preference shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Corporation or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

For preference shares issued that are to be convertible into other securities of the Corporation, including other series of preference shares, no amounts will be payable to convert those preference shares.

Priority

The preference shares of each series shall rank on parity with the preference shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the Common Shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the preference shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation, provided that the rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

Stock Exchange Listing

Our Common Shares are listed on the NYSE and the TSX under the trading symbol “ENB.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

Set forth below is a summary of certain of our outstanding financing arrangements. The following summary is not a complete description of the terms of these financing arrangements. See “Where You Can Find More Information.”

Bridge Facility

On September 5, 2023, the Corporation, Morgan Stanley Senior Funding, Inc. and Royal Bank of Canada (together, the “Commitment Parties”) entered into a financing commitment letter (the “Commitment Letter”) for a 364-day senior unsecured bridge facility (the “Bridge Facility”) in an aggregate initial principal amount of US$9.4 billion, which may be borrowed as three separate loans on each applicable closing date for the Acquisitions. The commitments under the Bridge Facility will be reduced by the net proceeds received by us from the Offering and are expected to be further reduced by the net proceeds received from other sources, including, but not limited to, issuances of hybrid notes and/or senior unsecured notes, asset sales, the potential reinstatement of our dividend reinvestment and share purchase plan and/or at-the-market offerings of our Common Shares prior to the expected closings of the Acquisitions. However, these sources are subject to change, based on market conditions and other factors. We expect to reduce the commitments under the Bridge Facility to zero from these other sources before any funding under the Bridge Facility would be required; however, to the extent we do not finance any part of the purchase price through the other means described above, we may borrow under the Bridge Facility.

The commitments under the Commitment Letter are subject to customary conditions, including the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter.

If we draw on the Bridge Facility to fund any part of the cash portion of the aggregate purchase price for the Acquisitions, we will seek to repay the Bridge Facility following completion of the Acquisitions with various sources, including the permanent financing solutions mentioned above.

Future Capital Requirements

Through the end of 2024, we generally expect to utilize cash from operations together with commercial paper issuance and/or credit facility draws and the proceeds of capital market offerings to fund liabilities as they become due, finance capital expenditures, fund debt retirements and pay common and preference share dividends. We target to maintain sufficient liquidity through securement of committed credit facilities with a diversified group of banks and financial institutions to enable us to fund all anticipated requirements for approximately one year without accessing the capital markets.

We have signed capital obligation contracts for the purchase of services, pipe and other materials totaling approximately $1.2 billion, which are expected to be paid over the next five years.

Our financing plan is regularly updated to reflect evolving capital requirements and financial market conditions and identifies a variety of potential sources of debt and equity funding alternatives. Our current financing plan does not include any issuances of additional Common Shares, other than through the Offering and potential future issuances of Common Shares under an at-the-market program and/or through the potential reinstatement of our dividend reinvestment and share purchase plan in order to fund a portion of the aggregate purchase price for the Acquisitions. See “Use of Proceeds.” We ensure ready access to capital markets, subject to market conditions, through maintenance of shelf prospectuses that allow for issuance of long-term debt, equity and other forms of long-term capital when market conditions are attractive.

MATERIAL INCOME TAX CONSIDERATIONS

Material Canadian Income Tax Considerations

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) generally applicable to a holder who acquires Offered Shares as beneficial owner pursuant to the Offering who, at all relevant times, for the purposes of the Tax Act, deals at arm’s length with the Corporation and each of the Underwriters, is not affiliated with the Corporation or any of the Underwriters, and will acquire and hold such Offered Shares as capital property (each, a “Holder”), all within the meaning of the Tax Act. The Offered Shares will generally be considered to be capital property to a Holder unless the Holder holds or uses the Offered Shares or is deemed to hold or use the Offered Shares in the course of carrying on a business of trading or dealing in securities or has acquired them or is deemed to have acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (a) that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act; (b) an interest in which is or would constitute a “tax shelter investment” as defined in the Tax Act; (c) that is a “specified financial institution” as defined in the Tax Act; (d) that reports its “Canadian tax results”, as defined in the Tax Act, in a currency other than Canadian currency; (e) that is exempt from tax under the Tax Act; (f) that has entered into, or will enter into, a “synthetic disposition arrangement” or a “derivative forward agreement” with respect to the Offered Shares as those terms are defined in the Tax Act; or (g) a Holder that receives dividends on Offered Shares under or as part of a “dividend rental arrangement” as defined in the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in the Offered Shares.

Additional considerations, not discussed herein, may apply to a Holder that is a corporation resident in Canada, and is or becomes (or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes), as part of a transaction or event or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident person or a group of persons comprised of any combination of non-resident corporations, non-resident individuals or non-resident trusts that do not deal with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors with respect to the consequences of purchasing the Offered Shares pursuant to the Offering.

This summary is based upon the current provisions of the Tax Act and the Canada-United States Income Tax Convention (1980) (the “Treaty”) in force as of the date hereof, any specific proposals to amend the Tax Act (the “Tax Proposals”) that have been published in writing by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel’s understanding of the current published administrative policies of the Canada Revenue Agency (the “CRA”). This summary assumes that any Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, or change in administrative policies or assessing practices of the CRA, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in the Offered Shares. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular Holder. Holders should consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances, including the application and effect of the income and other tax laws of any country, province or other jurisdiction that may be applicable to the Holder.

Currency

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares (including dividends, adjusted cost base and proceeds of disposition) must be determined in Canadian dollars based on the relevant rate of exchange required under the Tax Act.

Residents of Canada

The following portion of this summary is generally applicable to a Holder who, for the purposes of the Tax Act, is resident or deemed to be resident in Canada at all relevant times (each, a “Resident Holder”). Certain Resident Holders whose Offered Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election pursuant to subsection 39(4) of the Tax Act to have the Offered Shares, and every other “Canadian security” (as defined by the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

Taxation of Dividends

Dividends received or deemed to be received on the Offered Shares in the taxation year of a Resident Holder will be included in computing a Resident Holder’s income for the year. In the case of a Resident Holder who is an individual (including certain trusts), dividends (including deemed dividends) received on the Offered Shares will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from “taxable Canadian corporations” (as defined in the Tax Act), including the enhanced gross-up and dividend tax credit in respect of taxable dividends properly designated by the Corporation as “eligible dividends” (as defined in the Tax Act) in accordance with the provisions of the Tax Act. There may be limitations on the ability of the Corporation to designate dividends as eligible dividends. Taxable dividends received by such a Resident Holder may give rise to minimum tax under the Tax Act. Resident Holders who are individuals (including certain trusts) should consult their own tax advisors in this regard.

In the case of a Resident Holder that is a corporation, dividends (including deemed dividends) received on the Offered Shares will be included in the Resident Holder’s income and will generally be deductible in computing such Resident Holder’s taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received (or deemed to be received) by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A Resident Holder that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) under Part IV of the Tax Act on dividends received or deemed to be received on the Offered Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income for the year.

Disposition of Offered Shares

A Resident Holder who disposes of, or is deemed to have disposed of, an Offered Share (other than on a disposition to the Corporation that is not a sale in the open market in the manner in which Offered Shares would normally be purchased by any member of the public in the open market) will generally realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the Offered Share exceed (or are less than) the aggregate of the adjusted cost base to the Resident Holder of such Offered Share immediately before the disposition or deemed disposition and any reasonable costs of disposition. The adjusted cost base to a Resident Holder of an Offered Share will be determined by averaging the cost of that Offered Share with the adjusted cost base (determined immediately before the acquisition of the Offered Share) of all other Common Shares held as capital property at that time by the Resident Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Taxation of Capital Gains and Losses”.

Taxation of Capital Gains and Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder must be included in the Resident Holder’s income for the taxation year in which the disposition occurs. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss realized by a Resident Holder (an “allowable capital loss”) must generally be deducted from taxable capital gains realized by the Resident Holder in the taxation year in which the disposition occurs. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent year against net taxable capital gains realized in such years, to the extent and in the circumstances set out in the Tax Act.

A capital loss realized on the disposition or deemed disposition of an Offered Share by a Resident Holder that is a corporation may in certain circumstances be reduced by the amount of dividends received or deemed to have been received by the Resident Holder on such share (or on a share for which such share was substituted) to the extent and in the circumstances set out in the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Offered Shares, directly or indirectly, through a partnership or trust. A Resident Holder to which these rules may be relevant is urged to consult its own tax advisor.

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) or that is or is deemed to be a “substantive CCPC” (as proposed to be defined in the Tax Act pursuant to the Tax Proposals released on August 9, 2022) at any time in a taxation year may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act), which is defined to include an amount in respect of net taxable capital gains. Proposed amendments announced by the Minister of Finance (Canada) on April 7, 2022 are intended to extend this additional tax and refund mechanism in respect of the “aggregate investment income” to “substantive CCPCs” as defined in the proposed amendments. Resident Holders should consult their own tax advisors in this regard.

Alternative Minimum Tax

Capital gains realized and dividends received (or deemed to be received) by a Resident Holder who is an individual (other than certain trusts) may give rise to alternative minimum tax under the Tax Act. The 2023 federal budget announced proposed amendments to the alternative minimum tax for taxation years that begin after 2023, including increasing the minimum tax rate, raising the minimum tax exemption amount and broadening the minimum tax base. Draft Tax Proposals to implement the proposed amendments were released on August 4, 2023. Resident Holders who are individuals (including certain trusts) should consult their own tax advisors in this regard.

Non-Residents of Canada

The following portion of this summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention and at all relevant times: (i) is not resident or deemed to be resident in Canada, (ii) deals at arm’s length with the Corporation, and (iii) does not use or hold, and is not deemed to use or hold, Offered Shares in connection with a business carried on in Canada (each, a “Non-Resident Holder”). Special considerations, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

Taxation of Dividends

Dividends paid or credited, or deemed to be paid or credited, to a Non-Resident Holder on the Offered Shares will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax treaty or convention. For example, under the Treaty, the withholding tax rate on dividends paid or credited, or deemed to be paid or credited, to a Non-Resident Holder who is the beneficial owner of the dividends and who is resident in the United States for purposes of, and is fully entitled to the benefits of, the Treaty, is generally reduced to 15%. Non-Resident Holders should consult their own tax advisors to determine their entitlement to benefits under any applicable income tax treaty or convention based on their particular circumstances.

Disposition of Offered Shares

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized by such Non-Resident Holder on a disposition or deemed disposition of Offered Shares, unless the Offered Shares constitute taxable Canadian property of the Non-Resident Holder at the time of the disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. Generally, the Offered Shares will not constitute taxable Canadian property to a Non-Resident Holder at a particular time provided that the shares are listed at that time on a designated stock exchange for purposes of the Tax Act (which includes the TSX and NYSE), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder does not deal at arm’s length (for the purposes of the Tax Act), and (c) partnerships in which the Non- Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of the Corporation, and (ii) more than 50% of the fair market value of the Offered Shares was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada, (b) “Canadian resource properties,” (c) “timber resource properties” and (d) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists, each as defined in the Tax Act. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Offered Shares may be deemed to be taxable Canadian property.

Taxation of Capital Gains and Losses

In cases where a Non-Resident Holder disposes (or is deemed to have disposed) of an Offered Share that is taxable Canadian property to that Non-Resident Holder, and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention, the consequences described above under the heading “—Residents of Canada—Taxation of Capital Gains and Losses” will generally be applicable to such disposition. Such Non-Resident Holders should consult their own tax advisors.

Material United States Federal Income Tax Considerations

This section describes the material United States federal income tax consequences of owning our Common Shares. It applies to you only if you acquire your Common Shares in the Offering and you hold your Common Shares as capital assets for United States federal income tax purposes. This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including non-United States, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person that actually or constructively owns 10% or more of the combined voting power of our voting stock or of the total value of our stock,

•	a person that holds Common Shares as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells Common Shares as part of a wash sale for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect, as well as on the Treaty. These authorities are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the Common Shares, the United States federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Common Shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Common Shares.

You are a “U.S. holder” if you are a beneficial owner of Common Shares and you are, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable regulations to be treated as a domestic trust.

You are a “non-U.S. holder” if you are a beneficial owner of Common Shares and you are neither a United States person nor a partnership for United States federal income tax purposes.

This summary is not exhaustive of all possible United States federal income tax considerations applicable to an investment in the Common Shares. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular holder.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF COMMON SHARES IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

The tax consequences of your investment in the Common Shares will depend in part on whether or not we are classified as a passive foreign investment company, or “PFIC,” for United States federal income tax purposes. Except as discussed below under “—PFIC Classification,” this discussion assumes that we are not, have not been and will not be classified as a PFIC for United States federal income tax purposes.

Distributions

Under the United States federal income tax laws, the gross amount of any distribution we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes), other than certain pro-rata distributions of our shares, will be treated as a dividend for United States federal income tax purposes that is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you hold the Common Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the Common Shares generally will be qualified dividend income provided that, in the year that you receive the dividend, either (i) the Common Shares are readily tradable on an established securities market in the United States or (ii) we qualify for the benefits of the Treaty. Our Common Shares are listed on the NYSE and, assuming they continue to be so listed, we expect that dividends will be qualified dividend income on that basis. Moreover, we believe that we are currently eligible for the benefits of the Treaty and, assuming we continue to be eligible for such benefits, we expect that dividends on the Common Shares will be qualified dividend income on that basis as well.

You must include any Canadian tax withheld from the dividend payment (as discussed under “—Material Canadian Income Tax Considerations—Non-Residents of Canada—Taxation of Dividends”) in this gross amount even though you do not in fact receive it. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income will be the U.S. dollar value of the Canadian dollars payments made, determined at the spot Canadian dollar/U.S. dollar rate on the date the dividend is distributed, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is distributed to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Common Shares and thereafter as capital gain. However, we intend to treat all distributions as paid out of our current and accumulated earnings and profits (as determined for United States federal income tax purposes). Accordingly, you should expect to generally treat all distributions received from us as dividends.

Subject to certain limitations and the following sentence, any Canadian tax withheld as discussed under “—Material Canadian Income Tax Considerations—Non-Residents of Canada—Taxation of Dividends” and paid over to Canada will be creditable or deductible against your United States federal income tax liability. However, under recently finalized Treasury regulations, it is possible that taxes may not be creditable unless you are eligible for and elect to apply the benefits of the Treaty.

Dividends will generally be income from sources outside the United States and will generally be “passive” income for purposes of computing the foreign tax credit allowable to you. However, if (a) 50% or more of our stock is owned, by vote or value, by United States persons and (b) at least 10% of our earnings and profits are attributable to sources within the United States, then for foreign tax credit purposes, the United States source ratio of our dividends would be treated as derived from sources within the United States. With respect to any dividend paid for any taxable year, the United States source ratio of our dividends for foreign tax credit purposes would be equal to the portion of our earnings and profits from sources within the United States for such taxable year, divided by the total amount of our earnings and profits for such taxable year. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates.

Sales or Dispositions

If you sell or otherwise dispose of your Common Shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Common Shares. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Classification

We believe that we should not be currently classified as a PFIC for United States federal income tax purposes and we do not expect to become a PFIC in the foreseeable future. However, this conclusion is a factual determination that is made annually and thus may be subject to change. It is therefore possible that we could become a PFIC in a future taxable year.

In general, we will be a PFIC in a taxable year if:

•	at least 75% of our gross income for the taxable year is passive income or

•	at least 50% of the value, determined on the basis of a quarterly average, of our assets in such taxable year is attributable to assets that produce or are held for the production of passive income.

“Passive income” generally includes dividends, interest, gains from the sale or exchange of investment property, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business) and certain other specified categories of income. If a foreign corporation owns at least 25% by value of the equity interests of another corporation or a partnership, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation or the partnership, and as receiving directly its proportionate share of the other corporation’s or the partnership’s income.

If we are treated as a PFIC, you will generally be subject to special rules with respect to:

•	any gain you realize on the sale or other disposition of your Common Shares, and

•	any excess distribution that we make to you (generally, any distributions to you during a single taxable year, other than the taxable year in which your holding period in the Common Shares begins, that are greater than 125% of the average annual distributions received by you in respect of the Common Shares during the three preceding taxable years or, if shorter, your holding period for the Common Shares that preceded the taxable year in which you receive the distribution).

Under these rules:

•	the gain or excess distribution will be allocated ratably over your holding period for the Common Shares,

•	the amount allocated to the taxable year in which you realized the gain or excess distribution or to prior years before the first year in which we were a PFIC with respect to you will be taxed as ordinary income,

•	the amount allocated to each other prior taxable year will be taxed at the highest tax rate in effect for that year, and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

Unless you make certain elections, your Common Shares will generally be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your Common Shares, even if we are not currently a PFIC.

In addition, notwithstanding any election you make with regard to the Common Shares, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC (or are treated as a PFIC with respect to you) either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for United States federal income tax purposes) in your gross income, and (subject to the discussion above regarding the excess distribution rules) it will be subject to tax at rates applicable to ordinary income.

If you own Common Shares during any taxable year that we are a PFIC with respect to you, you may be required to file Internal Revenue Service (“IRS”) Form 8621.

Shareholder Reporting

A U.S. holder that owns “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with its tax return. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons; (ii) financial instruments and contracts that have non-United States issuers or counterparties; and (iii) interests in foreign entities. Significant penalties may apply for failing to satisfy this filing requirement. U.S. holders are urged to contact their tax advisors regarding this filing requirement.

Non-U.S. Holders

Dividends

Dividends paid to you in respect of Common Shares will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sales or Dispositions

You will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your Common Shares unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to you within the United States, and the payment of proceeds to you from the sale of Common Shares effected at a United States office of a broker.

Additionally, backup withholding (currently at a rate of 24%) may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to dividend payments made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of dividend payments made within the United States and the payment of the proceeds from the sale of Common Shares effected at a United States office of a broker, as long as either (i) you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of Common Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

UNDERWRITING

RBC Dominion Securities Inc. and Morgan Stanley Canada Limited are acting as representatives of the underwriters named below. We have entered into an underwriting agreement with the underwriters named below with respect to the Offered Shares. Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the respective number of Offered Shares set forth opposite its name below:

Underwriters	Number of Common Shares
RBC Dominion Securities Inc.	19,043,473
Morgan Stanley Canada Limited	19,043,472
BMO Nesbitt Burns Inc.	7,237,951
CIBC World Markets Inc.	7,237,951
National Bank Financial Inc.	7,237,951
Scotia Capital Inc.	7,237,951
TD Securities Inc.	7,237,951
Barclays Capital Canada Inc.	1,789,800
Citigroup Global Markets Canada Inc.	1,789,800
Deutsche Bank Securities Limited	1,789,800
J.P. Morgan Securities Canada Inc.	1,789,800
Merrill Lynch Canada Inc.	1,789,800
Mizuho Securities Canada Inc.	1,789,800
Wells Fargo Securities Canada, Ltd.	1,789,800
ATB Capital Markets Inc.	894,900
Desjardins Securities Inc.	894,900
HSBC Securities (Canada) Inc.	894,900
Total	89,490,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Offered Shares sold under the underwriting agreement if any of these Offered Shares are purchased.

The underwriters have advised us that they propose to offer the Offered Shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $0.726 per share. After the Offering, the underwriters may change the offering price and other selling terms. The offering of the Offered Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have also agreed to reimburse the underwriters for certain expenses incurred by them in connection with the Offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Offered Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Common Shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the Offering, not including the underwriting discount, are estimated at $2.5 million and are payable by us.

Option to Purchase Additional Common Shares

We have granted an option to the underwriters, exercisable from the date of this prospectus supplement to the date 30 days after the closing of the Offering, to purchase up to 13,423,500 additional Common Shares from us at a net purchase price of $43.247 per share. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Common Shares proportionate to that underwriter’s initial amount reflected in the above table, solely to cover over-allotments.

No Sales of Similar Securities

We have agreed not to, from the date of this prospectus until 90 days after the closing of the Offering, without first obtaining the written consent of RBC Dominion Securities Inc. and Morgan Stanley Canada Limited, such consent not to be unreasonably withheld, on behalf of the underwriters, and subject to certain limited exceptions:

•	create, allot, authorize, offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares,

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Shares, whether any such transaction or transaction described in the clause above is to be settled by delivery of Common Shares or such other securities or interests, in cash or otherwise, or

•	publicly announce an intention to effect any such transactions,

other than the issuance of the Offered Shares or the issuance of Common Shares or securities convertible into or exercisable or exchangeable for Common Shares pursuant to a dividend reinvestment and share purchase plan of the Corporation, any employee benefit, incentive or stock option or purchase plans or similar plans of the Corporation, or any directors’ compensation plan of the Corporation or to satisfy existing instruments issued as of the date hereof.

NYSE Listing

We have applied to list the Offered Shares on the NYSE and the TSX under the symbol “ENB”.

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Common Shares. However, the underwriters may engage in transactions that stabilize the price of the Common Shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the Offering, the underwriters may purchase and sell our Common Shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of Common Shares than they are required to purchase in the Offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Common Shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional Common Shares or purchasing Common Shares in the open market. In determining the source of Common Shares to close out the covered short position, the underwriters will consider, among other things, the price of Common Shares available for purchase in the open market as compared to the price at which they may purchase Common Shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Common Shares in the open market after pricing that could adversely affect investors who purchase in the Offering. Stabilizing transactions consist of various bids for or purchases of Common Shares made by the underwriters in the open market prior to the completion of the Offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in the market price of our Common Shares. As a result, the price of our Common Shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the Offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, RBC Dominion Securities Inc. and Morgan Stanley Canada Limited acted as financial advisors to the Corporation with respect to the Acquisitions and will receive customary fees in connection with the Acquisitions. In addition, certain of the underwriters or their affiliates are lenders or agents under our credit facilities and the Bridge Facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice To Prospective Investors In The European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of Offered Shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Offered Shares shall require the Corporation or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Offered Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any Offered Shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Offered Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Offered Shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Corporation, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of Offered Shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Offered Shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Offered Shares which are the subject of the Offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Corporation or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Corporation nor any of the underwriters has authorized, nor does any of them authorize, the making of any offer of Offered Shares in circumstances in which an obligation arises for the Corporation or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Offered Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Shares to be offered so as to enable an investor to decide to purchase or subscribe the Offered Shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice To Prospective Investors In The United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice To Prospective Investors In Switzerland

The Offered Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Offered Shares or the Offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the Offering, the Corporation, the Offered Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Offered Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of Offered Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Offered Shares.

Notice To Prospective Investors In The Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Offered Shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Offered Shares offered should conduct their own due diligence on the Offered Shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice To Prospective Investors In Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the Offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Offered Shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Offered Shares without disclosure to investors under Chapter 6D of the Corporations Act.

The Offered Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Offered Shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice To Prospective Investors In Hong Kong

The Offered Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Offered Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Offered Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice To Prospective Investors In Japan

The Offered Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice To Prospective Investors In Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Offered Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Offered Shares pursuant to an offer made under Section 275 of the SFA except:

(i)      to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)       where no consideration is or will be given for the transfer;

(iii)      where the transfer is by operation of law;

(iv)      as specified in Section 276(7) of the SFA; or

(v)       as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Israel

This prospectus supplement does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, and any offer of our common shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Notice to Prospective Investors in Taiwan

The Offered Shares have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or any other regulatory authority or agency of Taiwan pursuant to applicable securities laws and regulations and the Offered Shares may not be sold, offered or otherwise made available within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration or filing with or the approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authority or agency of Taiwan. No person or entity in Taiwan is authorized to offer, sell or otherwise make available any Offered Shares or to provide information relating to this prospectus supplement.

VALIDITY OF COMMON SHARES

The validity of the Offered Shares will be passed upon for us by McCarthy Tétrault LLP, Calgary, Alberta, Canada. Certain legal matters relating to United States law in connection with the Offering will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Baker Botts L.L.P., Houston, Texas, and certain legal matters relating to Canadian law in connection with the Offering will be passed upon for the underwriters by Dentons Canada LLP, Calgary, Alberta.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

ENBRIDGE INC.

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

COMMON SHARES

PREFERENCE SHARES

We may from time to time offer our debt securities (which may be guaranteed by our wholly owned subsidiaries, Spectra Energy Partners, LP (“SEP”) and Enbridge Energy Partners, L.P. (“EEP”)), common shares and cumulative redeemable preference shares (the “preference shares” and, together with our debt securities, the subsidiary guarantees of our debt securities (the “guarantees”) and our common shares, the “Securities”). We may offer the Securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus (the “Prospectus”).

The specific variable terms of any offering of Securities will be set forth in one or more supplements to this Prospectus (each, a “Prospectus Supplement”) including, where applicable: (i) in the case of common shares or preference shares, the number of shares offered and the offering price; and (ii) in the case of debt securities, the designation, any limit on the aggregate principal amount, the currency or currency unit, the maturity, the offering price, whether payment on the debt securities will be senior or subordinated to our other liabilities and obligations, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, any terms of redemption, any conversion or exchange rights, whether the debt securities will be guaranteed and any other specific terms of the debt securities.

The Corporation’s common shares are listed on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol “ENB”. Certain series of the Corporation’s preference shares are listed on the TSX. On July 28, 2022, the last reported sales price of our common shares on the NYSE was US$44.71 per share and the last reported sales price of our common shares on the TSX was Cdn$57.30 per share.

The Securities may be sold directly, on a continuous or delayed basis, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this Prospectus. We may also describe the plan of distribution for any particular offering of the Securities in any applicable Prospectus Supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this Prospectus is being delivered, we will disclose their names and the nature of our arrangements as well as the net proceeds we expect to receive from any such sale, in the applicable Prospectus Supplement.

You should read this Prospectus and any accompanying Prospectus Supplement carefully before you invest in the Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that at certain points in time, most of its officers and directors may be residents of Canada, that some of the experts named in this Prospectus are residents of Canada, and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States.

Investing in these Securities involves certain risks. To read about certain factors you should consider before buying any of the Securities, see “Risk Factors” section on page 7 of this Prospectus and on page 42 of our annual report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein, as well as any risk factors included in, or incorporated by reference into, an applicable Prospectus Supplement.

This Prospectus is dated July 29, 2022

The Corporation has not authorized anyone to provide any information or to make any representations other than as contained or incorporated by reference in this Prospectus or in any accompanying supplement to this Prospectus or any free writing prospectus. The Corporation takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus, any accompanying supplement to this Prospectus and any free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this Prospectus, any accompanying supplement to this Prospectus, and any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this Prospectus, any supplement to this Prospectus and any free writing prospectus is accurate as of the dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since the applicable dates. When this Prospectus, a supplement or free writing prospectus are delivered and sold pursuant to this Prospectus or a supplement or free writing prospectus, we are not implying that the information is current as of the date of the delivery or sale. You should not consider any information in this Prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our Securities.

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ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the Securities described in this Prospectus in one or more offerings. This Prospectus provides you with a general description of the Securities that may be offered pursuant to this Prospectus. Each time we offer Securities pursuant to this Prospectus, we will provide you with one or more Prospectus Supplements that will provide specific information about the Securities being offered and describe the specific terms of that offering. A Prospectus Supplement may also include a discussion of any additional risk factors or other special considerations that apply to the Securities being offered and add to, update or change the information contained in this Prospectus. If there is any inconsistency between the information in this Prospectus and any Prospectus Supplement, you should rely on the Prospectus Supplement. You should read both this Prospectus and any Prospectus Supplement together with the additional information described under the heading “Where You Can Find More Information” before purchasing any Securities.

In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or Cdn$. “U.S. dollars” or “US$” means lawful currency of the United States. Unless otherwise indicated, all financial information included in this Prospectus or included in any Prospectus Supplement is determined using U.S. generally accepted accounting principles (“U.S. GAAP”). Except as set forth under “Description of Debt Securities and Guarantees” and “Description of Share Capital”, and unless the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries, partnership interests and joint venture investments.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents incorporated by reference into this Prospectus, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). This information has been included to provide readers with information about the Corporation and its subsidiaries and affiliates, including management’s assessment of the Corporation’s and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this Prospectus include, but are not limited to, statements with respect to the following: our corporate vision and strategy, including strategic priorities and enablers; expected supply of, demand for and prices of crude oil, natural gas, natural gas liquids (“NGL”), liquified natural gas and renewable energy; energy transition; expected earnings before interest, income taxes and depreciation and amortization (“EBITDA”); expected earnings/(loss); expected future cash flows and distributable cash flow; dividend growth and payout policy; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected strategic priorities and performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution and Storage, Renewable Power Generation and Energy Services businesses; expected costs and benefits related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction and for maintenance; expected capital expenditures, expected equity funding requirements for our commercially secured growth program; expected future growth and expansion opportunities; expectations about our joint venture partners’ ability to complete and finance projects under construction; expected future actions of regulators and courts; and toll and rate cases discussions and filings, including those relating to Gas Transmission and Midstream and Gas Distribution and Storage.

Although we believe these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward- looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the COVID-19 pandemic and the duration and impact thereof; the expected supply of and demand for crude oil, natural gas, NGL and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; energy transition; anticipated utilization of assets; exchange rates; inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for our projects; anticipated in- service dates; weather; the timing and closing of acquisitions and dispositions; the realization of anticipated benefits and synergies of transactions; governmental legislation; litigation; estimated future dividends and impact of our dividend policy on our future cash flows; our credit ratings; capital project funding; hedging program; expected EBITDA; expected earnings/(loss); expected future cash flows; and expected distributable cash flow. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation and interest rates and the COVID-19 pandemic impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected earnings/(loss), expected future cash flows, expected distributable cash flow or estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

Our forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities, operating performance, legislative and regulatory parameters; litigation; acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; our dividend policy; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; public opinion; changes in tax laws and tax rates; exchange rates; interest rates; commodity prices; political decisions; the supply of, demand for and prices of commodities; and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in this Prospectus and in our other filings with Canadian and U.S. securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward- looking statement made in this Prospectus or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

The Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information are available on the SEC’s website at www.sec.gov. Prospective investors may read and download the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. Reports and other information about the Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Corporation has filed with the SEC under the U.S. Securities Act, a registration statement on Form S-3 relating to the Securities and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, for a complete description of the applicable contract, agreement or other document, reference is made to the exhibits available on the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this Prospectus the information in documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this Prospectus is considered to be automatically updated and superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. In other words, in the case of a conflict or inconsistency between information contained in this Prospectus and information incorporated by reference into this Prospectus, you should rely on the information contained in the document that was filed later. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

We incorporate by reference the documents listed below and all documents which we subsequently file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules) pursuant to Section 13(a), 13(c), 14, or 15(d) of the U.S. Exchange Act until the termination of the offering of the Securities under this Prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 11, 2022, as amended by the Form 10-K/A, filed on March 7, 2022 (the “Annual Report”);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed on May 6, 2022;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed on July 29, 2022;

•	Current Reports on Form 8-K filed on January 19, 2022, January 20, 2022, February 17, 2022, March 7, 2022, March 17, 2022, May 5, 2022 and June 10, 2022; and

•	The description of Enbridge share capital contained in the registration statement on Form F-10, filed on September 15, 2017, and any other amendments or reports filed for the purpose of updating that description.

Copies of the documents incorporated herein by reference may be obtained, upon written or oral request, without charge from the Corporate Secretary of Enbridge, Suite 200, 425 — 1st Street S.W., Calgary, Alberta, T2P 3L8 (telephone 1-403-231-3900). Documents that we file with or furnish to the SEC are also available on the website maintained by the SEC (www.sec.gov). This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this Prospectus.

THE CORPORATION

Enbridge is a leading North American energy infrastructure company. The Corporation’s core businesses include Liquid Pipelines, which transports approximately 30% of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20% of the natural gas consumed in the United States; Gas Distribution and Storage, which serves approximately 3.9 million retail customers in Ontario and Quebec; and Renewable Power Generation, which owns approximately 1,766 megawatts (net) in renewable power generation capacity in North America and Europe.

Enbridge is a public company, with common shares that trade on both the Toronto Stock Exchange and the New York Stock Exchange under the symbol “ENB”. The Corporation was incorporated under the Companies Ordinance of the Northwest Territories on April 13, 1970 and was continued under the Canada Business Corporations Act on December 15, 1987. Enbridge’s principal executive offices are located at Suite  200, 425 — 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

RISK FACTORS

Investment in the Securities is subject to various risks. Before deciding whether to invest in any Securities, in addition to the other information included in, or incorporated by reference into, this Prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report, which is incorporated by reference into this Prospectus, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any Prospectus Supplement relating to specific offerings of Securities.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Corporation to be used for general corporate purposes, which may include reducing outstanding indebtedness and financing capital expenditures, investments and working capital requirements of the Corporation. Specific information about the use of proceeds from the sale of any Securities will be set forth in a Prospectus Supplement. The Corporation may invest funds that it does not immediately require in short-term marketable debt securities. The Corporation expects that it may, from time to time, issue securities other than pursuant to this Prospectus.

The net proceeds to be received by the Corporation from the sale of the Securities from time to time under this Prospectus are not expected to be applied to fund any specific project. The Corporation’s overall corporate strategy and major initiatives supporting its strategy are summarized in the Annual Report, which is incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships interests or joint venture investments. The following description sets forth certain general terms and provisions of the debt securities and guarantees. The Corporation will provide particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series in a Prospectus Supplement. Prospective investors should rely on information in the applicable Prospectus Supplement if it is different from the following information.

Indenture

The debt securities will be issued under an indenture dated February 25, 2005, as amended and supplemented from time to time (the indenture as amended and supplemented, the “Indenture”), between Enbridge, SEP, a wholly owned subsidiary of Enbridge, as guarantor, EEP, a wholly owned subsidiary of Enbridge, as guarantor (each of SEP and EEP a “Guarantor”) and Deutsche Bank Trust Company Americas, as trustee. Debt securities issued under the Indenture will not be offered or sold to persons in Canada pursuant to this Prospectus. The following summary of certain provisions of the Indenture and the debt securities issued thereunder does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Indenture.

The Corporation may issue debt securities and incur additional indebtedness other than through an offering of debt securities pursuant to this Prospectus.

The Indenture does not limit the aggregate principal amount of debt securities which may be issued under the Indenture or otherwise. The Indenture provides that debt securities will be in registered form, may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Unless otherwise specified in the applicable Prospectus Supplement, debt securities may be issued in whole or in part in a global form and will be registered in the name of and be deposited with The Depository Trust Company or its nominee, Cede & Co. Unless otherwise indicated in an applicable Prospectus Supplement, the debt securities will be issuable in denominations of US$1,000 and integral multiples of US$1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series.

General

Material Canadian and United States federal income tax considerations applicable to any debt securities, and special tax considerations applicable to the debt securities denominated in a currency or currency unit other than Canadian or U.S. dollars, will be described in the Prospectus Supplement relating to the offering of debt securities.

Unless otherwise indicated in an applicable Prospectus Supplement, the debt securities will be unsecured obligations and will rank equally with all of the Corporation’s other unsecured and unsubordinated indebtedness and will be guaranteed by both Guarantors. See “— Guarantees” below. Enbridge is a holding company that conducts substantially all of its operations and holds substantially all of its assets through its subsidiaries. As at June 30, 2022, the long-term debt (excluding the current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of Enbridge and its subsidiaries totaled approximately $70.0 billion, of which approximately $34.5 billion is subsidiary debt. The debt securities issued under this Prospectus will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of Enbridge’s subsidiaries other than the Guarantors with respect to any guaranteed debt securities. The Indenture does not limit the incurrence of indebtedness and issuance of preferred stock of or by Enbridge’s subsidiaries. Nonetheless, we do not expect either Guarantor to issue any additional debt or any preferred stock after the date of this prospectus.

The Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available as described above under “Where You Can Find More Information”. The Indenture will be described in a Prospectus Supplement for such debt securities. For further details, prospective investors should refer to the Indenture and the applicable Prospectus Supplement.

Debt securities may also be issued under new supplemental indentures between us and a trustee or trustees as will be described in a Prospectus Supplement for such debt securities. The Corporation may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this Prospectus.

The Prospectus Supplement will set forth additional terms relating to the debt securities being offered, including covenants, events of default, provisions for payments of additional amounts and redemption provisions.

The Prospectus Supplement will also set forth the following terms relating to the debt securities being offered:

•	the title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series;

•	the party to whom any interest on a debt security of the series shall be payable;

•	the date or dates on which the principal of (and premium, if any, on) any debt securities of the series is payable;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which interest will be payable and the regular record date for interest payable on any interest payment date;

•	the place or places where principal and any premium and interest are payable;

•	the period or periods if any within which, the price or prices at which, the currency or currency units in which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at the option of the Corporation;

•	the obligation, if any, of the Corporation to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the terms and conditions upon which debt securities of the series may be redeemed or purchased, in whole or in part pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiples of $1,000, the denominations in which the debt securities are issuable;

•	if the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•	if other than U.S. dollars, the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series will be payable, and any related terms;

•	if the principal of or any premium or interest on any debt securities of the series is to be payable, at the election of the Corporation or the holders, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, specific information relating to the currency, currencies or currency units, and the terms and conditions relating to any such election;

•	if other than the entire principal amount, the portion of the principal amount of any debt securities of the series that is payable upon acceleration of maturity;

•	if the principal amount payable at maturity of the debt securities of the series is not determinable prior to maturity, the amount that is deemed to be the principal amount prior to maturity for purposes of the debt securities and the Indenture;

•	if applicable, that the debt securities of the series are subject to defeasance and/or covenant defeasance;

•	if applicable, that the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, if so, the depositary for the global securities, the form of any legend or legends which will be borne by such global securities and any additional terms related to the exchange, transfer and registration of securities issued in global form;

•	any addition to or change in the events of default applicable to the debt securities of the series and any change in the right of the trustee or the holders of the debt securities to accelerate the maturity of the debt securities of the series;

•	any addition to or change in the covenants described in this Prospectus applicable to the debt securities of the series;

•	if the debt securities are to be subordinated to other of the Corporation’s obligations, the terms of the subordination and any related provisions;

•	whether the debt securities will be convertible into securities or other property, including the Corporation’s common stock or other securities, whether in addition to, or in lieu of, any payment of principal or other amount or otherwise, and whether at the option of the Corporation or otherwise, the terms and conditions relating to conversion of the debt securities, and any other provisions relating to the conversion of the debt securities;

•	the obligation, if any, of the Corporation to pay to holders of any debt securities of the series amounts as may be necessary so that net payments on the debt security, after deduction or withholding for or on account of any present or future taxes and other governmental charges imposed by any taxing authority upon or as a result of payments on the securities, will not be less than the gross amount provided in the debt security, and the terms and conditions, if any, on which the Corporation may redeem the debt securities rather than pay such additional amounts;

•	whether the Corporation will undertake to list the debt securities of the series on any securities exchange or automated interdealer quotation system;

•	whether the debt securities of the series will be guaranteed by either or both Guarantors; and

•	any other terms of the series of debt securities.

Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture does not afford the holders the right to tender debt securities to Enbridge for repurchase or provide for any increase in the rate or rates of interest at which the debt securities will bear interest in the event Enbridge should become involved in a highly leveraged transaction or in the event of a change in control of Enbridge.

Debt securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and may be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the applicable Prospectus Supplement.

Unless otherwise indicated in the applicable Prospectus Supplement, Enbridge may, without the consent of the holders thereof, reopen a previous issue of a series of debt securities and issue additional debt securities of such series; provided, however, that in the event any additional debt securities are not fungible with the outstanding debt securities for United States federal income tax purposes, such non-fungible additional debt securities will be issued with a separate CUSIP number so that they are distinguishable from the outstanding debt securities.

Guarantees

Unless otherwise specified in the applicable Prospectus Supplement, each of the Guarantors will fully, unconditionally, irrevocably, absolutely and jointly and severally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on the debt securities and all other amounts due and payable by Enbridge under the Indenture and the debt securities, when and as such principal, premium, if any, interest and other amounts shall become due and payable. The guarantee of any debt securities is intended to be a general, unsecured, senior obligation of each of the Guarantors and will rank pari passu in right of payment with all indebtedness of each Guarantor that is not, by its terms, expressly subordinated in right of payment to the guarantee.

The guarantees of either Guarantor will be unconditionally released and discharged automatically upon the occurrence of any of the following events:

•	any direct or indirect sale, exchange or transfer, whether by way of merger, sale or transfer of equity interests or otherwise, to any person that is not an affiliate of Enbridge, of any of Enbridge’s direct or indirect limited partnership or other equity interests in such Guarantor as a result of which such Guarantor ceases to be a consolidated subsidiary of Enbridge;

•	the merger of such Guarantor into Enbridge or the other Guarantor or the liquidation and dissolution of such Guarantor;

•	with respect to any series of debt securities, the repayment in full or discharge or defeasance of such debt securities (each as contemplated by the Indenture or any applicable supplemental indenture);

•	with respect to EEP, the repayment in full or discharge or defeasance of the debt securities of EEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Seventeenth Supplemental Indenture, dated as of January 22, 2019, among EEP, the Corporation and U.S. Bank National Association, as trustee; or

•	with respect to SEP, the repayment in full or discharge or defeasance of the debt securities of SEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Eighth Supplemental Indenture, dated as of January 22, 2019, among SEP, the Corporation and Wells Fargo Bank, National Association, as trustee.

DESCRIPTION OF SHARE CAPITAL

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships or joint venture interests. The following sets forth the terms and provisions of the existing capital of the Corporation. The following description is subject to, and qualified by reference to, the terms and provisions of the Corporation’s articles and by-laws. The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of preference shares, issuable in series.

Common Shares

Each common share of the Corporation entitles the holder to one vote for each common share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any preference shares, and to participate ratably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares.

Under the dividend reinvestment and share purchase plan of the Corporation, registered shareholders may reinvest their dividends in additional common shares of the Corporation or make optional cash payments to purchase additional common shares, in either case, free of brokerage or other charges.

The registrar and transfer agent for the common shares in Canada is Computershare Trust Company of Canada at its principal office at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1. The co-registrar and co-transfer agent for the common shares in the United States is Computershare Trust Company, N.A. at its principal office in Canton, Massachusetts.

Shareholder Rights Plan

The Corporation has a shareholder rights plan (the “Shareholder Rights Plan”) that is designed to encourage the fair treatment of shareholders in connection with any take-over bid for the Corporation. Rights issued under the Shareholder Rights Plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation’s outstanding common shares without complying with certain provisions set out in the Shareholder Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase common shares of the Corporation at a 50% discount to the market price at that time. For further particulars, please refer to the Shareholder Rights Plan, filed as Exhibit 4.10 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, which is herein incorporated by reference.

Preference Shares

Shares Issuable in Series

The preference shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of the Corporation shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Corporation, determine the designation, rights, privileges, restrictions and conditions to be attached to the preference shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Corporation or the right to be convertible or exchangeable for common shares, directly or indirectly.

For preference shares issued that are to be convertible into other securities of the Corporation, including other series of preference shares, no amounts will be payable to convert those preference shares.

Priority

The preference shares of each series shall rank on parity with the preference shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the common shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the preference shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation, provided that the rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

MATERIAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe material Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder, if applicable, including whether the payments of dividends on common shares or preference shares or payments of principal, premium, if any, and interest on debt securities payable to a non-resident of Canada will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe material United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, any such material consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items.

PLAN OF DISTRIBUTION

The Corporation may sell the Securities to or through underwriters, agents or dealers and also may sell the Securities directly to purchasers pursuant to applicable statutory exemptions or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers.

The Prospectus Supplement relating to each series of the Securities will also set forth the terms of the offering of the Securities, including to the extent applicable, the initial offering price, the proceeds to the Corporation, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. Underwriters or agents with respect to Securities sold to or through underwriters or agents will be named in the Prospectus Supplement relating to such Securities.

In connection with the sale of the Securities, underwriters may receive compensation from the Corporation or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid either using a portion of the funds received in connection with the sale of the Securities or out of the general funds of the Corporation.

Under agreements which may be entered into by the Corporation, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

In connection with any offering of Securities, the underwriters, agents or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels above those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

ENFORCEMENT OF CIVIL LIABILITIES

The Corporation is a Canadian corporation. While the Corporation has appointed Enbridge (U.S.) Inc. as its agent to receive service of process with respect to any action brought against it in any federal or state court in the United States arising from any offering conducted under this Prospectus, it may not be possible for investors to enforce outside the United States judgments against the Corporation obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of the Corporation are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.

VALIDITY OF SECURITIES

The validity of the debt securities will be passed upon for us by McCarthy Tétrault LLP with respect to matters of Canadian law and by Sullivan & Cromwell LLP with respect to matters of New York law. The validity of the guarantees will be passed upon for us by Sullivan & Cromwell LLP. The validity of the common shares and preference shares will be passed upon for us by McCarthy Tétrault LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to Enbridge Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

89,490,000 Common Shares

Enbridge Inc.

Prospectus Supplement

September 6, 2023

Joint Book-Running Managers

RBC Capital Markets		Morgan Stanley

BMO Capital Markets	CIBC Capital Markets	National Bank Financial Markets	Scotiabank	TD Securities

Co-Managers

Barclays	Citigroup	Deutsche Bank Securities	J.P. Morgan	BofA Securities

Mizuho	Wells Fargo Securities	ATB Capital Markets	Desjardins Capital Markets	HSBC